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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15
         CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
      SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION
          OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934.

                        Commission File Number 000-27997

                      Westborough Financial Services, Inc.
             (Exact name of registrant as specified in its charter)

              100 E. Main Street, Westborough, Massachusetts 01581 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Common Stock, par value $0.01 per share
            (Title of each class of securities covered by this Form)

                                      None
         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4 (a) (1) (i)     [X]                   Rule 12h-3 (b) (1) (i)     [X]
Rule 12g-4 (a) (1) (ii)    [ ]                   Rule 12h-3 (b) (1) (ii)    [ ]
Rule 12g-4 (a) (2) (i)     [ ]                   Rule 12h-3 (b) (2) (i)     [ ]
Rule 12g-4 (a) (2) (ii)    [ ]                   Rule 12h-3 (b) (2) (ii)    [ ]
                                                 Rule 15d-6                 [ ]

Approximate number of holders of record as of the certification or notice date:  1

Pursuant to the requirements of the Securities Exchange Act of 1934, Westborough Financial Services, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: August 28, 2007             Westborough Financial Services, Inc.


                                  By:     /s/ Joseph F. MacDonough
                                          -------------------------------------
                                  Name:   Joseph F. MacDonough
                                  Title:  President and Chief Executive Officer